UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

WHITTIER ENERGY CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	0-30598	20-0539412
(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization)	File Number	Identification No.)

333 CLAY STREET, SUITE 700

HOUSTON, TEXAS 77002

(Address of Registrant’s Principal Executive Offices)

(713) 850-1880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2006, Whittier Energy Corporation (the “Company”) entered into an amendment (the “Amendment”) to the Credit Agreement dated June 15, 2005, by and among the Company and BNP Paribas as the lead bank and administrative agent for the lenders (the “Credit Facility”). The Company entered into the Amendment in connection with the transaction described in Item 2.01 below. The Amendment increases the initial borrowing base under the Credit Facility from $30.5 million to $38.0 million. In addition, the Amendment extends the maturity date under the Credit Facility by one year, to June 15, 2009, and increases the maximum credit limit of the Credit Facility from $75 million to $100 million. No other material terms of the Credit Facility were amended. Amounts outstanding under the Credit Facility will continue to bear interest at specified margins ranging between 1.50% to 2.25% over the London Interbank Offered Rate. Such margins will fluctuate based on the utilization of the Credit Facility. Borrowings under the Credit Facility are secured by first priority liens on substantially all of the Company’s assets, including equity interests in subsidiaries. The Company continues to be subject to certain financial covenants pertaining to minimum working capital levels, minimum coverage of interest expenses, and a maximum leverage ratio. In addition, the Company is subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties.

The foregoing summary of the terms of the Amendment is qualified in its entirety by reference to the First Amendment to Credit Agreement, attached hereto as Exhibit 10.1.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 1, 2006, the Company acquired a 75% operated working interest (59.5% average revenue interest) in the Westhoff Ranch Field for approximately $19.9 million in cash, before closing adjustments, from Drilling & Xtraction, L.P., a Texas limited partnership, Oloma Energy, LP, a Louisiana limited partnership, Westhoff Ranch, LP, a Texas limited partnership, Cookin’ With Gas, LP, a Texas limited partnership, JC 2 Under Par, LP, a Texas limited partnership, and McDowell Partners, LP, a Texas limited partnership. The effective date of this acquisition is February 1, 2006. The Westhoff Ranch Field is a 2,300 acre property located in Jackson County, Texas. Current net production is 171 barrels of oil per day and 2.1 million cubic feet of gas per day, or 3.1 million cubic feet of gas equivalents per day.

Item 7.01 Regulation FD Disclosure.

On May 31, 2006, the Company issued a press release announcing the acquisition of oil and gas interests in the Westhoff Ranch Field. A copy of the press release issued by the Company is attached hereto as Exhibit 99.1.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

We intend to file financial statements for the acquisition described in Item 2.01 above under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report is required to be filed.

(b) Pro Forma Financial Information.

We intend to file pro forma financial information for the acquisition described in Item 2.01 above under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report is required to be filed.

(c) Exhibits. The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1	First Amendment to Credit Agreement dated May 31, 2006, among Whittier Energy Corporation, as Borrower, and BNP Paribas, as Administrative Agent, and the lenders party thereto.
99.1	Press release dated June 1, 2006, announcing the closing of the Westhoff Ranch acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITTIER ENERGY CORPORATION

Date: June 5, 2006	By:	/s/ Michael B. Young
Michael B. Young
Vice President, Chief Financial Officer and
Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	First Amendment to Credit Agreement dated May 31, 2006, among Whittier Energy Corporation, as Borrower, and BNP Paribas, as Administrative Agent, and the lenders party thereto.

99.1	Press release dated June 1, 2006, announcing the closing of the Westhoff Ranch acquisition.